Exhibit 99.4

Consent to be Named as a Director Nominee and an Executive Officer

In connection with the filing by First Choice Healthcare Solutions, Inc. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors and as an executive officer of First Choice Healthcare Solutions, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 12, 2025

/s/ Joseph Clemente
Name: Joseph Clemente